EXHIBIT 99.1

Contact:	Andrew Tammen Central Garden & Pet (925) 283-4573

CENTRAL GARDEN & PET REPORTS THIRD QUARTER RESULTS

INCOME FROM OPERATIONS INCREASES 24% FROM PRIOR YEAR

NARROWS FISCAL 2003 EARNINGS GUIDANCE

TO $1.70-$1.75 PER DILUTED SHARE

LAFAYETTE, CALIFORNIA, August 5, 2003 — Central Garden & Pet Company (NASDAQ: CENT) today announced its financial results for the fiscal third quarter of 2003, ended June 28, 2003.

Net sales for the third quarter increased 3% to $345.1 million from $335.6 million in the comparable fiscal 2002 period. Income from operations for the third fiscal quarter of 2003 increased 24% to $32.6 million from $26.3 million in the year-ago period. The Company recorded net income for the quarter of $17.2 million, or $0.86 per diluted share, compared with net income of $18.4 million, or $0.84 per diluted share, in the comparable year-ago period. The 2002 quarter included $6.0 million of non-taxable life insurance proceeds, partially offset by a $2.8 million write down of an equity investment. Excluding these items, net income for the third quarter of fiscal 2002 would have been $14.0 million, or $0.65 per diluted share. Average shares outstanding on a diluted basis decreased from 23.2 million shares in the 2002 quarter to 20.1 million shares in the 2003 quarter primarily due to the redemption of our convertible subordinated notes in January 2003.

The improved results for the third fiscal quarter of 2003 were driven by continued sales growth of our brands as well as lower administrative and litigation expenses. Partially offsetting these improvements were higher than normal grain prices and higher interest costs, due primarily to the Company’s issuance of $150 million of 9 1/8% senior subordinated notes due 2013 and the refinancing of its senior credit facility. In connection with its senior credit facility refinancing, the Company incurred a charge to interest expense in the 2003 third quarter of $0.4 million for fees and expenses associated with the early retirement of the replaced credit facility.

Depreciation and amortization expense for the most recent quarter totaled $4.5 million compared to $4.3 million in the prior year. Unusual expenses, consisting primarily of litigation expenses, were $1.2 million and $3.7 million in the third fiscal quarters of 2003 and 2002, respectively.

Net sales for the first nine months of fiscal 2003 were $887.6 million, a 6% increase from $837.0 million in the comparable 2002 period. Net income for the first nine months of 2003 was $30.0 million, or $1.49 per diluted share, compared with $27.8 million, or $1.36 per diluted share, in the comparable year ago period, before the effect of adopting SFAS No. 142 on September 30, 2001. In the first nine months of fiscal 2002, including the effect of the non-cash SFAS No. 142 accounting charge of $146.7 million, or $112.2 million after-tax, the Company reported a net loss of $84.4 million, or $3.55 per diluted share. Average shares outstanding on a diluted basis decreased from 22.8 million shares in the fiscal 2002 period to 21.8 million shares in the fiscal 2003 period due primarily to the redemption of our convertible subordinated notes in January 2003.

Central continues to anticipate substantial earnings growth for fiscal 2003 with net income expected to be in the range of $1.70-$1.75 per diluted share.

The Company will discuss its fiscal third quarter 2003 results on an earnings conference call today at 4:30 p.m. EDT. The earnings conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Zodiac, Pre-Strike, Altosid, Nylabone, TFH and Four Paws. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, Lilly Miller, Matthews Four Seasons, AMDRO and

Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and The Scotts Company; the success of and the costs associated with the realignment of the Company’s lawn and garden distribution operations; any liabilities to which the Company may become subject as a result of the August 2, 2000 fire at its Phoenix distribution center; and the impact of any other outstanding or potential litigation.

# # #

(Tables Follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net Sales	$345,115	$335,609	$887,560	$836,961
Cost of Goods Sold and Occupancy	242,908	234,631	625,045	583,581

Gross Profit	102,207	100,978	262,515	253,380
Selling, General and Administrative Expenses	69,628	74,714	199,798	203,924

Income from Operations	32,579	26,264	62,717	49,456
Interest Expense	(5,495)	(3,743)	(14,679)	(11,363)
Interest Income	69	33	139	74
Other Income	1,563	4,407	1,893	4,771

Income Before Income Taxes	28,716	26,961	50,070	42,938
Income Taxes	11,486	8,594	20,028	15,144

Income Before Cumulative Effect of Accounting Change	17,230	18,367	30,042	27,794
Cumulative Effect of Change in Accounting for Goodwill, net of tax	—	—	—	(112,237)

Net Income (Loss)	$17,230	$18,367	$30,042	$(84,443)

Basic Earnings (Loss) Per Common Share:
Before Cumulative Effect of Accounting Change	$0.89	$0.99	$1.56	$1.50
Accounting Change	—	—	—	(6.06)

Basic Earnings (Loss) Per Common Share	$0.89	$0.99	$1.56	$(4.56)

Diluted Earnings (Loss) Per Common Share:
Before Cumulative Effect of Accounting Change	$0.86	$0.84	$1.49	$1.36
Accounting Change	—	—	—	(4.91)

Diluted Earnings (Loss) Per Common Share	$0.86	$0.84	$1.49	$(3.55)

Weighted Average Shares Outstanding
Basic	19,357	18,579	19,217	18,498
Diluted	20,137	23,200	21,794	22,847

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 28, 2003	June 29, 2002	September 28, 2002
Assets
Current Assets:
Cash & Cash Equivalents	$75,594	$9,278	$10,884
Accounts Receivable	169,263	159,283	130,984
Inventories	212,233	186,434	193,159
Other Current Assets	11,602	17,816	26,096

Total Current Assets	468,692	372,811	361,123
Property & Equipment—Net	99,841	102,304	100,864
Other Assets	276,444	276,079	269,970

Total	$844,977	$751,194	$731,957

Liabilities & Shareholders’ Equity
Current Liabilities:
Notes Payable	$—	$80,233	$59,975
Accounts Payable	105,901	99,954	96,796
Accrued Expenses	60,244	41,563	42,742
Current Portion of Long-Term Debt	12,821	7,375	7,593

Total Current Liabilities	178,966	229,125	207,106
Long-Term Debt	249,225	146,235	145,331
Other Long-Term Obligations	2,293	1,253	2,012
Shareholders’ Equity	414,493	374,581	377,508

Total	$844,977	$751,194	$731,957

Central Garden & Pet Company

Reconciliation of Non-GAAP Disclosure Items(1)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 29, 2002	Three Months Ended June 28, 2003

Income before income taxes	$26,961	$28,716
Less: Insurance proceeds (non-taxable)	(6,000)	—
Plus: Equity investment writeoff (taxable)	2,750	—

Adjusted income before income taxes	23,711	28,716
Adjusted income taxes	9,722	11,486

Adjusted net income	$13,989	$17,230

Adjusted net income per diluted common share	$0.65	$0.86

Weighted average shares outstanding—diluted	23,200	20,137

(1) Three-month period ended June 29, 2002, adjusted for non-taxable insurance proceeds and write down of an equity investment.